UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
October 21, 2005

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 817-1776

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 21, 2005, Franklin Covey Co. (the Company) announced that it had given notice to the shareholders of its Series A Preferred Stock for the redemption of $10.0 million, or approximately 400,000 shares, of currently outstanding Series A Preferred Stock. The Company’s required 15 business day redemption notice was dated October 21, 2005 for shareholders of record on that date and provides for a $25 per share redemption of preferred stock on November 11, 2005 on a pro-rata basis.

The Company also announced that it intends to seek shareholder approval to amend its articles of incorporation to extend the period during which it has the right to redeem the outstanding preferred stock at 100 percent of the liquidation preference, or $25 per share plus accrued dividends. The amendment would extend the current redemption deadline from March 8, 2006 to December 31, 2006. It would also provide for the right to extend the redemption period for an additional year to December 31, 2007, if another $10.0 million of preferred stock is redeemed before December 31, 2006. Knowledge Capital, an entity which currently holds in excess of 90 percent of the preferred stock outstanding and approximately 21 percent of the common stock voting power, on an as-converted basis, has signed an agreement to vote in favor of the proposal to extend the redemption period. The Company currently has approximately 2.3 million shares of Series A Preferred Stock outstanding.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated October 21, 2005

99.2 Redemption Extension Voting Agreement between Franklin Covey Co. and Knowledge Capital Investment Group, dated October 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN COVEY CO.

Date:	October 24, 2005	By:	/s/ STEPHEN D. YOUNG
Stephen D. Young
Chief Financial Officer